Exhibit 10.1

May  3, 2019

Dr. Merushe (Meri) Verli

DELIVERED VIA EMAIL

RE:                          Offer of Employment

Dear Meri:

I am pleased to provide you with our revised offer letter of employment to you with McEwen Mining Inc. (the “Company”), referenced hereto as Schedule “A” as Chief Financial Officer (CFO), effective asap.

Kindly note that your employment is conditional upon you executing and returning a signed copy of this letter and signed/initialed copies of the attached Schedules “A”, “B” and “C” (the “Agreement”) to me. In exchange for the covenants contained in the Agreement.

Please ensure you retain a copy of the Agreement for your records.

Meri, I would like to welcome you to the McEwen Mining and I am looking forward to working with you.  I wish you a successful and rewarding career with us.

Sincerely,

Robert R. McEwen

Chairman, Chief Owner & CEO

MCEWEN MINING INC.

I, Merushe , acknowledge that I have read, understood and accept this offer and the terms and conditions contained in the attached Schedules (which form the Agreement as defined above) and agree to be bound by the terms and conditions of employment as outlined therein, including those that limit my entitlements, if any, upon the end of my employment with the Company.

/s/ Merushe Verli	May 3, 2019
Merushe Verli	Date

150 King Street West, Suite 2800, P.O. Box 24. Toronto, Ontario Canada M5H 1J9

Tel: 647.258.0395 Toll Free: 1.866.441.0690 Fax: 647.258.0408

Website: www.mcewenmining.com  Email: info@mcewenmining.com

SCHEDULE “A”

MCEWEN MINING INC.

Terms and Conditions of Employment

The following outlines the terms and conditions of employment with McEwen Mining Inc. (the “Company”).

Title	TITLE OF POSITION
Initial Reporting Relationship	Rob McEwen, Chairman, CEO and Chief Owner
Effective Date	TBA
Location	Toronto, Ontario
Status	Full Time
Currency	Unless otherwise specified, all currency in this Agreement shall be in Canadian dollars.
Base Salary	$300,000 per annum paid on a bi-weekly basis through direct deposit.
Stock Options

You shall receive an initial grant of 180,000 Stock Options vesting as to one third on each of the first, second and third anniversaries of the Effective Date and in accordance with the terms of the Company’s Equity Incentive Plan and Grant Agreement to be issued and priced based on the closing price on the day of issuance.

Future granting of equity or options is at the sole discretion of the Board of Directors.

Annual Bonus

You will be entitled to be considered for an annual bonus at the discretion of the Compensation Committee of the Board of Directors of the Company (the “Board”). Your target annual bonus will be 60% of your base salary. Your annual bonus will be determined based on you achieving personal KPIs and corporate performance objectives and goals as set out annually, in advance, by the Chief Executive Officer. You can select to have it paid in cash or stock (or a combination of both), pro-rated for the first fiscal year of your employment. If paid in stock, the issuance price and timing of issuance of such stock shall be valued as determined by the Board.

The bonus, if any, will be paid after the public release of the Company’s annual financial statements and has been approved by the CEO and Board of Directors. Any such bonus payment does not form part of your regular compensation and is also not automatic, retroactive or precedent based.

Please note that, subject to the Ontario Employment Standards Act, 2000, as amended from time to time, or its successor legislation (the “ESA”), and to the terms set out in this agreement, you must be actively employed at the time of award to receive any such annual bonus.

EMPLOYEE INITIALS MV

Vacation

You will be entitled to four (4) weeks of vacation annually, accrued on a monthly basis, to be taken at a time as determined or agreeable to the Company having due regard to its operations. Subject to only the minimum requirements under the ESA, any unused vacation in excess of your statutory minimums that has not been used at the end of the calendar year shall be forfeited and forever lost without further payment by the Company, unless you were required to forego your vacation as directed by the CEO , due to business demands, in which case, such foregone vacation days, if unused at the end of the fiscal year in which they occurred, shall be paid to you at the end of such fiscal year. You will otherwise be subject to the Company’s vacation policy, as the same may be amended from time to time.

Benefits

You shall be entitled to participate in all benefit plans of Company and pension Plan as may be made available to employees of Company from time to time for which you are eligible in accordance with applicable plans and/or insurance contracts. You will receive complete details of all benefits and pension plans as part of your orientation.

Expenses

The Company shall provide a parking spot for your use, near the Company’s offices in Toronto. In addition, while in active employment, the Company shall reimburse you for the reasonable costs associated with a cell phone, fuel, and your travel to and from the office such as TTC or GO Transit Fees. Such expense reimbursements do not form part of your compensation and shall not be continued following the effective date of termination of your employment for any reason.

Travel

As per the requirements of your position, you will be expected to travel to our different locations, as the operations of the business reasonably demand. You agree that risks associated with such travel have been described to you as part of the hiring process and that you voluntarily assume those risks. The Company will continue to provide you with ongoing and reasonable information as it relates to such risks.

Policies and Standards

The Company has established a variety of policies and standards, which shall form part of your employment terms with the Company, including the Code of Business Conduct and Ethics, Global Anti-Corruption, Anti-Harassment and the Expense Reimbursement Policy. You agree to be bound by these policies and standards, as amended or otherwise introduced from time to time at the sole discretion of the Company.

No Obligations to Third Parties

You hereby represent and warrant to the Company that you are not party to any written or oral agreement with any third party that would restrict your ability to enter into this Agreement or Schedule “C” (the Confidentiality and Intellectual Property Information Agreement) or to perform your obligations hereunder and that you will not, by joining Company, breach any non-disclosure, intellectual property rights, non-competition, non-solicitation or other covenant in favour of any third party.

Changes to Duties and/or Compensation

If your duties or compensation should change during the course of your employment with the Company, the validity of this Agreement, including the section regarding “Termination by You With Notice”, “Termination by the Company for Cause” and “Termination by the Company without Cause” will continue in full force and effect.

Termination by You With Notice

You may terminate your employment under this Agreement by providing the Company with 60 days’ advance written notice. Subject to any requirements under the ESA, the Company may waive such further notice, or change your assignment, or place of work during such notice of termination, provided such changes are made in good faith and reasonably required, and it shall not constitute a constructive dismissal. Any unvested stock options that have not vested as of the effective date of your written notice (the end of the 60 day notice period), shall be governed by the terms of the applicable stock option plan.

Termination by the Company With Cause

The Company may terminate your employment without notice for any of the following reasons, or as specified under the ESA or “Cause” under common law, including: (a) your continued failure to substantially perform your duties as described in Schedule “B”, or otherwise required by the Company; (b) your willful engagement in misconduct which is injurious to the Company, other than business decisions made in good faith; (c) the willful violation by you of the provisions of this Agreement or any material policy, including the Code of Business Conduct and Ethics, Global Anti-Corruption, Anti-Harassment and Expense Reimbursement Policy; (d) dishonesty; (e) you being found guilty of an offence under criminal or quasi criminal legislation that has a reasonably drawn nexus to the workplace which in the Company’s sole determination caused or could cause damage to its reputation; or (f) engaging in an apparent conflict of interest that is not remedied by you within ten (10) business days after the Company provides you with written notice setting out in reasonable detail the alleged conflict of interest. In the event of a termination under this section, the Company shall pay you any unpaid wages earned to the date of termination and any accrued and unpaid vacation pay earned by you during the same calendar year. Except for as may be required under the ESA, the Company shall have no further obligations to you. Any unvested stock options that have not vested as of the date that the notice of termination for cause is provided to you, shall be governed by the terms of the applicable stock option plan.

Termination by the Company Without Cause

The Company may terminate your employment without Cause, for any reason other than pursuant to a Change of Control (as defined below), by providing you with the greater of: (a) a lump sum payment equal to twelve (12) months’ base salary (with no annual bonus other than any prorated bonus, at the discretion of the Board, for the year in which the termination occurs) if you are terminated in the first year of employment, and a lump sum payment of twelve (12) months’ base salary plus one (1) additional month for each year of service up to a maximum of 18 total months of base salary plus 1.5 times the average bonus you received over the prior two years if you are terminated thereafter; or (b) only your minimum entitlement to notice or pay in lieu of notice and statutory severance pay owing to you under the ESA. The lump sum payment will be provided within thirty (30) days of the notice of termination being provided to you by the Company.

In either case of (a) or (b) in this Section, benefits shall be continued for the minimum period required under the ESA and you shall receive your vacation pay as set forth under the ESA. For certainty, any such payments contemplated in this Section shall be inclusive of, and you shall receive, the notice required by the ESA and/or pay in lieu of such notice, or statutory severance pay (if any) owing under the ESA, contract or common law.

Change of Control

If a Change of Control occurs (as defined below) and within 6 months following the date of the Change of Control, you give notice to the Company to terminate your employment on a date within 30 days from the date of notice, the Company shall pay the Agreed Severance Sum (as defined below) to you within one month of the date of termination and any unvested stock options shall become fully vested and exercisable at the end of the 30 day notice period.

“Change of Control” means: any change in the direct or indirect ownership of, or control of the Company as a result of which a person, or group of persons acting jointly or in concert within the meaning of the Securities Act (Ontario) not currently representing ownership of the Company, acquire 51% control of the shares of the Company.

“Agreed Severance Sum” means: an amount equal to 18 months’ base salary and target bonus plus benefits (except for any short or long-term disability benefits which shall end following the end of the statutory notice period). Again, as set forth in the section “Termination by the Company Without Cause” you shall receive any vacation and any other minimum entitlements owing to you under the ESA.

Release of Claims

In order to receive any payment in excess of statutory minimums prescribed by the ESA you agree to execute a Release of claims relating to your employment in favour of the Company and its affiliates. For greater certainty, such Release shall not include a release of your continuing rights to insurance coverage and director & officer indemnity or a release of your rights to the compensation and benefits listed in this Agreement.

Effect of Termination

You agree that upon cessation of your employment for any reason you shall be deemed to have immediately resigned any position that you may have as an officer, director or employee of the Company together with any other office, position or directorship that you may hold in any of the Company’s related entities. In such event, you shall execute any and all documents appropriate to evidence such resignations. You agree that you are not entitled to any payments in respect of the resignations in addition to those provided herein.

Compliance with Ontario Legislation

Nothing in this Agreement is intended to conflict with the ESA. In the event of a conflict between any provision or language in this Agreement and the ESA, such ESA shall govern.

You agree that you have received a copy of the ESA Poster v. 7.0.

The Company provides accommodations for employees with disabilities. If you require a specific accommodation because of a disability or medical need, please contact Kevin Fearn, VP People and Community 1-416-452-2649 or by e-mail at HR@mcewenmining.com before your start date so that, subject to measures constituting undue hardship, the appropriate accommodations can be in place before you begin work.

Statutory Deductions and Withholdings	The Company may withhold from any amounts payable to you such federal or provincial taxes and other statutory deductions that are required under applicable law to be so withheld and deducted.
Severability

If any court of competent jurisdiction renders any provision or section of this Agreement unenforceable, such unenforceability shall not affect the enforceability of any other provision or section of this Agreement.

Entire Agreement

This Agreement, inclusive of the Schedules, supersedes any and all other agreements, whether oral or in writing, between the parties with respect to your employment with the Company, and you hereby acknowledge that you have not been induced from prior employment.

Governing Law	This Agreement is governed by the laws of the Province of Ontario and the Employee agrees to the non-exclusive jurisdiction of the courts of the Province of Ontario in relation to this Agreement.
Confidentiality and Intellectual Property

As highlighted in the offer letter, attached, this Agreement is conditional upon you agreeing to and abiding by the “Confidentiality and Intellectual Property Information Agreement” attached hereto as Schedule “C.”

Legal Advice	By signing below you acknowledge that you have had the opportunity to obtain independent legal advice.

Remainder of Page Intentionally Left Blank

SCHEDULE “B”

Position Description

SERVICES

Title: Chief Financial Officer (CFO)

Reporting Structure:

SUMMARY

McEwen Mining Inc. is a growing gold and silver producer operating in Argentina, Mexico, Canada and the United States. The Company is publicly traded and listed on the NYSE and TSX.

SUMMARY OF ROLE AND KEY RESPONSIBILITIES

Responsible for overseeing all the finance and accounting functions including monthly financial reporting and analysis, budgeting and forecasting, cost accounting, cash flow management and assist with corporate business planning and strategy..

SKILLS AND QUALIFICATIONS:

•                  Demonstrates professionalism and adheres to best management practices.

•                  Works directly with the President/ COO & CEO, in conjunction with the Board of Directors, to provide leadership in setting the Company’s strategic and annual operating plan.

•                  Complies and works in accordance with the Quality System (Quality Manual, Standard Operating Procedures and Test Methods)

•                  Directly involved in the preparation of monthly and quarterly financial statements, consolidations, and ancillary reports for McEwen Mining

•                  Manages the Company’s budgetary planning process.

•                  Periodically evaluates and monitors the Company’s corporate tax position and develops tax strategies that manage exposure and/or leverage current and pending tax legislation. Assesses tax implications of material transactions and provides recommendations for structure to the Board of Directors, shareholders and/or the executive team, as appropriate.

•                  Oversees year end audit for McEwen Mining.

•                  Supports operating divisions with special projects (i.e. cost analysis, project costing, revenue forecasting and monthly reporting).

•                  Ensures compliance with all tax jurisdictions, which may include coordination of audits and inquiries by federal, provincial and local regulatory agencies in multiple countries.

•                  Ensures all fixed asset transactions are accounted for in accordance with established policies and generally accepted accounting principles.

•                  Assumes responsibilities for the planning, development, and implementation of effective accounting strategies, policies and procedures. Ensures that policies are in accordance with evolving regulations, legal requirements and industry trends.

•                  Prepares and delivers financial reports at the Board of Directors’ meetings.

•                  Establishing, implementing and monitoring accounting systems, policies and procedures, and other internal control documentation for the Company.

•                  Implements and maintains internal controls and procedures consistent with corporate mandate.

•                  Managed multiple operation simultaneously

•                  Capital markets experience — capital raising

•                  Persuasive presenter

•                  Good problem solver

Qualifications

Education:

•                  Bachelor’s degree or diploma in Finance or Accounting combined with a CPA designation along with ongoing leadership development programs.

•                  A Master’s in Business Administration is preferred.

SCHEDULE “C”

Employee Covenants

Confidentiality and Intellectual Property Agreement

In consideration of employment with McEwen Mining Inc. (the “Company”), Merushe Verli (the “Employee”) and for other payments and benefits provided, the sufficiency of which is acknowledged by the Employee, the Employee agrees and covenants as follows:

1.              Employment with the Company will give the Employee access to intellectual and confidential information belonging to the Company, its customers, its suppliers and others (the confidential information is collectively referred to in this Agreement as “Confidential Information”).  Confidential Information includes records, data, materials and information and copies thereof and all information relating to any properties, procedures, suppliers, services, personnel, policies and practice, cost and expense structure, business, prospects and business/organizational opportunities and plans of the Company and all financial information and other information or disclosure relating to the business and affairs of the Company.  Confidential Information does not include information that at the time it was received was in the public domain, was disclosed to the Employee through no fault of the Employee, was legitimately known to Employee prior to disclosure, or is required by law to be disclosed.

2.              The Employee covenants and agrees that the Company shall solely and exclusively own all right, title and interest in, and to, all “Intellectual Property”, which is defined as follows:  all intellectual and industrial property and rights therein, whether or not registered or registrable, and all registrations, applications, divisional, extensions, and reissues therefor, including without limitation all works in which copyright subsists or may subsist, derivative works, computer software, moral rights, designs, industrial designs, Confidential Information, as defined above, trademarks and trade names including all goodwill associated therewith, patents, discoveries, improvements, inventions and integrated circuit topographies, specifically developed, created, produced or contributed to by the Employee at any time, pursuant to this Agreement.  The Employee hereby assigns all Intellectual Property to the Company.  The Employee further agrees to sign and deliver to the Company all documents the Company may reasonably require to confirm or evidence such assignment and the Company’s ownership of the Intellectual Property, when and as requested by the Company.  The Employee agrees to waive, and hereby waives, any and all moral rights or rights of a similar nature which the Employee has or in the future may have (including in Intellectual Property which may come into existence after the date of this Agreement) in each jurisdiction throughout the world, to the extent that such rights may be waived in each respective jurisdiction.  The Employee further agrees to sign and deliver to the Company all documents the Company may reasonably require to confirm or evidence such waiver of the moral rights, when and as requested by the Company.  For clarity, the Employee acknowledges that the Company and its affiliates and licensees have the unlimited right to use (or not to use) the Intellectual Property and all elements thereof, including the right to edit, change, distort, transpose and otherwise modify the Intellectual Property in any manner and to use the Intellectual Property in association with any and all goods, services, products and institutions and the Employee shall waive and hereby waives any right to receive authorship or ownership credit in connection with any use of the Intellectual Property or elements thereof.

3.              The Employee shall, during and after employment, keep all Confidential Information and Proprietary Property confidential and shall not use any of it except for the purpose of carrying out authorized activities on behalf of the Company.

4.              The Employee covenants and agrees not to make any unauthorized use whatsoever of or to bring onto the Company’s premises for the purpose of making any unauthorized use whatsoever of any trade secrets, confidential information or intellectual property of any third party, including without limitation any trade-marks or copyrighted materials, during the course of employment.  The Employee agrees and represents that employment and the execution of this Agreement do not and will not breach any agreement to which the Employee is currently a party or which currently applies to the Employee.

5.              The Employee agrees that the Employee will, if requested from time to time by the Company, execute such further reasonable agreements as to confidentiality and intellectual property rights as the Company’s customers or suppliers reasonably required to protect Confidential Information or Intellectual Property.

6.              Regardless of any changes in position, salary or otherwise, including, without limitation, termination of the Engagement, unless otherwise stipulated pursuant to the terms hereof, the Employee will continue to be subject to each of the terms and conditions of this Agreement and any other(s) executed pursuant to the preceding paragraph.

7.              The Employee acknowledges that the services provided by the Employee to the Company are unique.  The Employee further agrees that irreparable harm will be suffered by the Company in the event of the Employee’s breach or threatened breach of any of their obligations under this Agreement, and that the Company will be entitled to seek, in addition to any other rights and remedies that it may have at law or equity, a temporary or permanent injunction restraining the Employee from engaging in or continuing any such breach hereof.  Any claims asserted by the Employee against the Company shall not constitute a defence in any injunction action, application or motion brought against the Employee by the Company.

8.              This Agreement is governed by the laws of the Province of Ontario and the Employee agrees to the non-exclusive jurisdiction of the courts of the Province of Ontario in relation to this Agreement.

9.              If any court of competent jurisdiction renders any provision or section of this Agreement unenforceable, such unenforceability shall not affect the enforceability of any other provision or section of this Agreement.

IN WITNESS WHEREOF the Company has caused this Agreement to be executed as of the     th day of May 2019.

SIGNED, SEALED AND DELIVERED	)
In the presence of:	)	/s/ Merushe Verli
	)	Merushe Verli
/s/ Kliton Verli	)
Witness	)